Exhibit 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango to Invest in East Texas Joint Venture
to Develop Cotton Valley Reserves

OCTOBER 22, 2009 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE Amex: MCF) announces that the Company’s wholly-owned subsidiary, Conterra Company (“Conterra”), has entered into a joint venture with Patara Oil & Gas LLC, a privately held oil and gas company, to develop proved undeveloped Cotton Valley gas reserves in Panola County, Texas.

Under the terms of the joint venture agreement (the “Agreement”), Conterra will fund 100% of the drilling and completion costs in exchange for 90% of the net revenues. The Agreement contemplates drilling up to 15 wells, at an estimated 8/8ths cost of approximately $1.5 million per well. The average 8/8ths reserves per well are expected to be approximately 1.5 Bcfe (1.125 net Bcfe after a 25% royalty) with an estimated five year Payout (defined below), assuming a NYMEX gas price of $6.00/Mcf. Patara, as operator, will have the ability to sell-forward or hedge gas production. The 2010 strip price for NYMEX gas is currently about $6.00/Mcf.

By paying all of the drilling and completion costs, the Company will be able to benefit from the associated tax deductions which are estimated to be about 75% of total drilling costs, or approximately $1.1 million per well. Upon the Company achieving a 15% per annum cash-on-cash rate of return on a basket of 15 wells (“Payout”), the Company’s net revenue interest converts into a 5% overriding royalty interest. The Company has the option to enter into two additional 15 well baskets to drill up to a total of 45 wells. Drilling is expected to begin prior to the end of the year.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “This is an excellent investment opportunity for Contango with an extremely attractive reward/risk ratio. Our cash position, which is projected to reach approximately $50 million by the end of October 2009, is currently being invested at a rate of less than 0.5% in U.S. Treasury Bills. With this transaction we will be developing relatively low risk Cotton Valley proved undeveloped gas reserves, and expect to earn a 15% rate of return on our cash investment of approximately $20 to $25 million per 15 well basket. The objective of the basket is to prevent one or two potentially non-performing wells from impairing our ability to achieve our desired 15% rate of return. In addition, due to the deferral of an estimated $6 million in projected federal income taxes as a result of the associated intangible drilling costs, our rate of return is further enhanced.”

Mr. Peak continued, “We have spud our Ship Shoal 263 (“Nautilus”) prospect and expect to drill at least two more Gulf of Mexico wildcat exploration wells; Matagorda Island 617 (“Dude”) and our Galveston Area prospect (“His Dudeness”) prior to June 30, 2010.

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contango Oil & Gas Company

For information, contact:
3700 Buffalo Speedway, Suite 960
Kenneth R. Peak
Houston, Texas 77098

(713) 960-1901

www.contango.com